Exhibit 19.1

GLOBAL INSIDER TRADING POLICY

This Global Insider Trading Policy (“Policy”) applies to all Associates and members of the Board of Directors of The TJX Companies, Inc. and its divisions and subsidiaries worldwide (collectively, “TJX”).
SUMMARY
All Associates and Directors are prohibited from trading in TJX securities when in possession of material, non-public information (“MNPI”) and are prohibited from communicating or tipping others to MNPI.
Directors, executive officers and certain other Associates are also specifically designated as “Restricted” and are prohibited from trading in TJX securities outside of designated trading windows and from certain specific securities transactions. Restricted Associates are notified of their status.
All Associates and Directors are responsible for ensuring that the following individuals (collectively, your “Covered Persons”) comply with this Policy:
•your spouse, and other household members;
•others (including parents or children) if you direct, control, or influence their transactions in securities; and
•entities (such as corporations, LLCs, trusts, partnerships, etc.) and any accounts you have the ability to direct, control, or influence.
Covered Persons cannot trade when you are not permitted to trade, even if you do not disclose any MNPI to them. You are responsible for their compliance with this Policy.
WHAT IS MATERIAL NON-PUBLIC INFORMATION (MNPI)
Material information.
Information is considered material if:
•A reasonable investor would likely consider the information important in deciding whether to buy, sell, or hold securities; or
•It is likely to affect the price of securities.
Information can be material even if it relates to a single division or only a part of TJX’s business and may be either positive or negative. There are many types of material information, so always carefully consider the information you have, and its significance, whenever you intend to trade.
Information not material to TJX may nevertheless be material to another publicly traded company with which TJX has a business relationship (such companies, “Relevant Companies”), including (i) TJX vendors, service providers, contractors or business partners and (ii) companies with which TJX may be negotiating potential transactions, such as an acquisition, investment or sale of assets. In addition, the same information may be material to one or more Relevant Companies.
Non-public information.
Information that has not been effectively disclosed to the public with adequate time for the public to absorb the information is considered non-public information. Information that is only available to Associates, even if it seems to be widely known within TJX, is not considered public.
Information is considered public only when:
•it has been effectively disclosed to the public, and
•the public has had adequate time to absorb the information.
Examples of effective public disclosure include:
•company press releases
•filings with the U.S. Securities and Exchange Commission (the “SEC”)
•company earnings calls

WHAT TRANSACTIONS ARE CONSIDERED “TRADING”
Under this Policy, all purchases and sales of stock or other securities (including convertible debt, preferred stock, and debt securities) are considered trading, as is the placing of so-called limit or standing orders to purchase or sell securities.
These rules apply to all your accounts, including non-TJX personal, broker, or other financial accounts. The law and TJX policy prohibit you from trading on MNPI in any transactions that you direct or influence.
This Policy does not prohibit trading in shares of an exchange-traded pooled vehicle, such as a mutual fund, ETF, or index fund, that invests in TJX’s securities. This Policy also does not prohibit having shares withheld to satisfy tax withholding on the vesting of restricted or deferred stock or exercising a TJX-issued option to purchase TJX stock with cash and holding the TJX shares.
Bona fide gifts of TJX securities are not generally considered trading and are not subject to this Policy, unless the person making the gift (1) is in possession of MNPI and (2) has reason to believe that the recipient intends to sell the TJX securities before such information is public or no longer material.
Additionally, all gifts of TJX securities by Pre-clearers are subject to the pre-clearance requirements under our Pre-clearance Trading Policy.
EXPECTATIONS OF ALL ASSOCIATES AND DIRECTORS
No trading of TJX securities when in possession of MNPI. When you have MNPI about TJX, you are prohibited from:
•Trading in TJX securities for yourself (directly or indirectly) or for others.
•Having others trade on your behalf in TJX securities (except for trades under a valid trading plan in a form permitted by TJX and in accordance with applicable law).
•Advising others on trading in TJX securities, whether another Associate or someone outside the Company.
•Assisting anyone in any of these activities.
No trading of Relevant Companies’ securities when in possession of MNPI. In the course of your employment with TJX, you may learn MNPI about a Relevant Company. The prohibitions in this Policy also apply to trading in securities of Relevant Companies when you learn MNPI relating to that company in the course of your employment with, or performance of services on behalf of, TJX.
No Tipping. It is illegal and against TJX policy for you to communicate or tip MNPI to others (including family, friends, other Associates, or advisors) who might then trade while in possession of that information. You are always obligated to keep Company business information confidential in accordance with TJX policies, but it is particularly important when information could be important to an investor. Do not share MNPI with family, friends, acquaintances, vendors, service providers, business partners, or anyone else outside the Company—even if you don’t think they will understand or act on such information.
No exceptions for hardship, need, or small transactions. These prohibitions apply even if you are acting independently from MNPI you possess, so even if:
•you made the decision to trade before you had the MNPI;
•you need funds for an emergency;
•the transaction is small; or
•you will suffer financial harm by waiting.
Post-departure transactions. If you have MNPI about TJX when you leave TJX, the law requires that you refrain from trading in TJX securities until that information is public or no longer material.

ADDITIONAL EXPECTATIONS OF RESTRICTED ASSOCIATES AND DIRECTORS
Directors, executive officers and other Associates who are eligible for stock options or stock awards, and Associates with regular access to certain kinds of information at the Company are Restricted Associates under this Policy and are subject to additional requirements. Restricted Associates are informed of their status. This designation may change from time to time, particularly if your position at TJX changes, including by promotion or other role change. You will be notified of any changes to your status.
Trading windows. Restricted Associates and their Covered Persons are prohibited from trading in TJX securities outside of designated trading windows. Restricted Associates will be notified of the designated trading windows, which generally follow each quarterly earnings’ announcement. Generally, Restricted Associates may trade during an open window if they do not have MNPI.
This Policy does not guarantee that Restricted Associates will be able to trade during open trading windows. Even during an open trading window, Restricted Associates cannot trade if they have MNPI. While open trading windows are generally an appropriate time to trade, TJX cannot predict whether you will possess MNPI during these periods and, as a result, whether it will be possible for you to trade during the windows.
From time to time for event-specific reasons, TJX may close or not open a window for a specific group of Associates while opening it or leaving it open for others. If you are notified (typically from the Company’s Finance or Legal departments) that you are subject to a shortened or closed trading window, do not communicate that to other Associates. If a trading window is open to other Associates but closed to you, you and your Covered Persons may not trade even if you think you do not possess MNPI.
Limit or standing orders must be closed when a trading window closes. Limit or standing orders can only be entered into during an open trading window and, unless part of a valid trading plan, can only cover trades during that window, must expire or be terminated at the end of the window, and should be terminated if you become aware of MNPI.
Trading plans. A 10b5-1 trading plan (“trading plan”) is a mechanism that allows insiders to plan for future trading that may avoid violating insider trading rules. Trades pursuant to a properly implemented trading plan are an exception to the prohibition under this Policy of trading outside of windows. Note that trading plans must comply with TJX guidelines, can only be entered into during an open trading window, and are subject to other restrictions. Restrictions and guidelines are included in Appendix I.
No hedging, short sales, or similar transactions. Restricted Associates and their Covered Persons may not engage in short term or speculative transactions in TJX securities or in other transactions that may lead to inadvertent violations of insider trading laws. These individuals are not permitted to do any of the following:
X Hedging Transactions. Directly or indirectly engage in any hedging activity with respect to TJX securities (activity that includes purchasing financial instruments designed to offset the potential loss from adverse changes in the market value of company stock, such as trading in investment instruments like put or call options, forward contracts, equity swaps, collars, or exchange funds).
X Derivative Securities. Trading in TJX options, puts or calls, or other derivative TJX securities on an exchange or other organized market.
X Short Sales. Selling TJX securities “short” (activity that involves betting on and profiting from a drop in a security’s price by borrowing a security and selling it on the open market, planning to repurchase later for less money).
X Margining or Pledging. Holding TJX securities in a margin account or pledging TJX securities as collateral for a loan.

ADDITIONAL EXPECTATIONS OF PRE-CLEARERS
Members of the TJX Board of Directors, executive officers and a small number of other TJX executives must also personally clear in advance all transactions in TJX securities (unless as part of a valid trading plan). These Pre-clearers are informed of their status and must also follow the TJX Global Insider Trading Policy for Pre-clearers.
TRADING BY THE TJX COMPANIES, INC.
While this Policy focuses on trading by individuals and entities with relationships to TJX, TJX also seeks to comply with all applicable laws when TJX transacts in its own securities. TJX strives to avoid engaging in transactions in respect of TJX securities, or adopting any securities repurchase plans, when it is in possession of MNPI concerning itself, other than in compliance with applicable law.
QUESTIONS
Each of us has the individual responsibility to comply with securities laws and this Policy. Compliance is of the utmost importance, both for TJX and you. If you have any questions about this Policy, please contact tradingQs@tjx.com.
The rules relating to insider trading are complex, fact specific, and can carry serious consequences, including significant fines and possible imprisonment. If you have questions about your ability to trade in a given instance, you may contact Merrill Lynch or tradingQs@tjx.com for information and are also encouraged to seek specific advice from your own advisor or counsel. Please note that responses from tradingQs@tjx.com are not legal advice or a guarantee that all legal requirements have been met or that no liability will arise from your trade and are intended as helpful information only.

APPENDIX I—RULE 10B5-1 TRADING PLANS
This Appendix provides more information about Rule 10b5-1 trading plans, which are voluntary and allow Directors and Associates to plan for future trades outside of trading windows.
A trading plan is a formal, written, pre-arranged plan to buy or sell securities. Certain kinds of trading plans, sometimes called “Rule 10b5-1” or “10b5-1” plans referring to the legal rule that provides guidelines for their structure, are intended to provide protection against allegations of insider trading (although they are not a guarantee against a claim).
Directors, Associates, and their Covered Persons may plan for future trades outside of trading windows by effectively entering into Rule 10b5-1 trading plans for TJX securities. These plans may only be entered into during open trading windows and when the individual is not in possession of MNPI. The plans may only be of a type permitted by TJX and are subject to TJX guidelines.
Rule 10b5-1 trading plans are permitted but must comply with TJX guidelines. TJX permits you and your Covered Persons to enter into Rule 10b5 -1 trading plans with respect to TJX securities, subject to these guidelines:
/Plans may only be entered into during open trading windows. If you are a Pre-clearer, entering into a Plan must be pre-cleared (as described in the Pre-clearance Trading Policy).
/To provide a cooling-off period before trading begins, the trading period covered by a plan must begin at least 30 days after the date the trading plan is entered into unless you are required to make Section 16 filings related to your TJX securities (“Section 16 filer”). The trading period covered by a plan entered into by Section 16 filers must not begin until the later of (i) 90 days after a plan is adopted or modified and (ii) two business days after TJX’s Form 10-K or Form 10-Q is filed for the fiscal quarter in which the plan is adopted or modified (not to exceed 120 days).
/Plans must provide a formulaic trading plan or specify the amount, pricing, and timing of transactions in advance; plans cannot permit discretionary trading by a third party.
/Once a Rule 10b5-1 trading plan is adopted, you cannot exercise any influence over the amount, price, or timing of the trades.
/Securities may only be covered by one plan at a time (so, for example, the same stock option grant cannot be subject to two plans with overlapping trading periods).
/Only one single-trade plan may be entered into in any 12-month period.
/Any amendment of a plan will be treated like entering a new plan, including for purposes of the relevant cooling off period.
No further pre-approval of transactions under Rule 10b5-1 trading plans adopted in accordance with these guidelines is required under this Policy.
Please note, trading plans take time to complete, so if you plan to enter into one during a trading window, consider doing so earlier in the window. You cannot enter into a trading plan outside of an open window.
If you are interested in entering into a Rule 10b5-1 trading plan for TJX securities, please contact the Corporate Treasurer’s office.